Consent of Independent Registered Public Accounting Firm

The Board of Directors

Carolina Financial Corporation

We consent to the use in this Registration Statement on Form S-8 of Carolina Financial Corporation and subsidiaries dated February 26, 2014, relating to our audits of the consolidated financial statements, incorporated by reference in this Registration Statement.

/s/ Elliott Davis, LLC

Charleston, South Carolina
July 1, 2014